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                                                                      EXHIBIT 11


AAMES FINANCIAL CORPORATION

EPS BASIC TO FULLY DILUTED RECONCILIATION


                                     YEAR-ENDED JUNE 30,
                                 ----------------------------
                                 1998        1997        1996
                                 ----        ----        ----
                                    (DOLLARS IN THOUSANDS)
BASIC W/A SHARES                28,548      26,400      21,681

ADD: OPTIONS                     1,094       1,971       3,513

ADD: CONVERT SHARES              6,107       6,145       2,054
                               -------     -------     -------

FULLY DILUTED SHARES            35,749      34,516      27,248
                               =======     =======     =======

BASIC NET INCOME               $40,317     $17,109     $29,791

CONVERT INTEREST                 3,645       3,710       1,223
                               -------     -------     -------

FULLY DILUTED NET INCOME       $43,962     $20,819     $31,014
                               =======     =======     =======

BASIC EPS                      $  1.41     $  0.65     $  1.37

FULLY DILUTED EPS              $  1.23     $  0.60     $  1.14




                                      F-31